COMPANY CONTACT: Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE May 2, 2007

Cooper Tire & Rubber Company Reports
First Quarter Profit on Record Sales

First Quarter Highlights

•	Net income improved to $21 million or 33 cents per share

•	Net sales increased 16 percent to a new first quarter record

•	Sales from North American Tire Operations increased 8 percent, achieving new first quarter record

•	North American Tire segment profit reached $28 million or 5 percent of sales

•	Sales from International Tire Operations increased 46 percent including all-time record sales in Europe

•	International Tire segment profit increased 79 percent

Findlay, Ohio, May 2, 2007 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $21 million or 33 cents per share for the quarter ended March 31, 2007. The dramatically improved earnings were achieved as total sales increased by 16 percent to a new first quarter record of $689 million. This compares to a net loss of $5 million generated on sales of $597 million in the first quarter of 2006.

During the quarter the Company continued to benefit from the cost reduction and profit improvement initiatives it announced in September 2006 as well as improved price and mix in North America, and increased tire unit sales in Europe and Asia. As a result, operating profit improved to $30 million in the first quarter of 2007 compared to an operating loss of $4 million in the first quarter of 2006.

North American Tire Operations

The Company’s North American tire operations reported sales of $535 million in the quarter, up 8 percent compared to $496 million in the first quarter of 2006. This increase was driven by improved price and mix, partially offset by lower unit sales volume.

Cooper’s unit sales of light vehicle replacement tires in the US were down approximately 1 percent in the quarter, in line with industry trends as reported by the Rubber Manufacturer’s Association (RMA).

The North American Tire operations generated $28 million in operating profit in the quarter or an increase of $34 million compared to the first quarter of 2006. This improvement was the result of favorable price changes, the Company’s cost savings and profit improvement initiatives that have been implemented since September 2006 and lower product liability costs. These were partially offset by higher raw material costs and lower unit sales volume, which was due largely to the generally soft replacement tire market conditions during the quarter.

International Tire Operations

The Company’s International Tire Operations reported sales of $183 million in the quarter, an increase of 46 percent compared to the first quarter of 2006. Cooper Europe had an all-time record quarter as sales increased by 13 percent. The segment’s sales in Asia increased by more than 100 percent, driven by having a full quarter’s sales contribution from Cooper Chengshan which was acquired during the first quarter of 2006.

Operating profit for the International segment was $6 million in the first quarter of 2007 compared to $3 million in the first quarter of 2006. The Company’s operations in both Europe and Asia increased operating profit on stronger sales and improved pricing, partially offset by higher raw material costs and the impact of currency exchange rates. In addition, expenses related to the start-up of Cooper Kenda operations increased during the quarter, further offsetting segment profit.

Management Commentary

Commenting on the results, Cooper’s President and CEO Roy Armes said, “We are pleased with the continuous improvements we are seeing in virtually every aspect of our business. Our team has worked very hard to implement many, many cost savings and profit improvement initiatives and we are seeing the result of those strong efforts. In North America, we are more efficient in our plants, we have a better, more competitive product offering, including the recently launched Cooper CS4 touring line, and our customer service levels are excellent in spite of carrying much less inventory than in the past. Our European operations had a great quarter with strong sales growth and improvements in efficiency. Asia was solid operationally, but the improvements were somewhat masked by startup costs as we accelerate the ramp up of production at our new Cooper Kenda plant.”

Outlook

“We remain optimistic and excited about our plans and opportunities for the remainder of 2007,” Armes continued. “We will continue the implementation of our profit improvement initiatives and a critical step in this process will be the transition of our Texarkana, AR operations to a flex plant system. This will take place in the second quarter and will result in some restructuring costs and possibly some temporary disruption of production as we go through the implementation. Still, we remain on track to realize more than $100 million from our profit improvement initiatives this year.

“We anticipate an upturn in demand for replacement tires as summer approaches and our new CS4 line should be a strong seller for us. Raw material costs remain a challenge and they will again increase sequentially and on a year-over-year basis in the second quarter but the price increase we are implementing effective June 1, 2007 is intended to help us offset those cost increases.

“Overall, we expect to build on the momentum of this first quarter and we see conditions and opportunities conducive to a strong 2007,” Armes concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 60 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006 and April 5, 2007.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended
	March 31
	2006	2007
Net sales	596,582	689,085
Cost of products sold	552,977	615,541

Gross profit	43,605	73,544
Selling, general and administrative	47,944	41,953
Restructuring charges	—	1,174

Operating profit (loss)	(4,339)	30,417
Interest expense	10,813	12,519
Interest income	(2,971)	(3,529)
Debt extinguishment	(77)	—
Dividend of unconsolidated subsidiary	(4,609)	(2,007)
Other income — net	(33)	(4,606)

Income (loss) from continuing operations
before income taxes	(7,462)	28,040
Income tax (expense) benefit	2,307	(7,265)

Income (loss) from continuing operations
before minority interests	(5,155)	20,775
Minority interests	(313)	(399)

Income (loss) from continuing operations	(5,468)	20,376
Income from discontinued operations,
net of income taxes	314	375

Net income (loss)	$(5,154)	$20,751

Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.09)	$0.33
Income from discontinued operations	$0.01	$0.01

Net income (loss)	$(0.08)	$0.34
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.09)	$0.33
Income from discontinued operations	$0.01	$0.01

Net income (loss)	$(0.08)	$0.33 *
Weighted average shares outstanding
Basic	61,330	61,475
Diluted	61,330	61,978
Depreciation	$30,039	$32,545
Amortization	$1,304	$2,016
Capital expenditures	$33,323	$43,406
Segment information
Net sales
North American Tire	$495,851	$534,574
International Tire	125,073	182,961
Eliminations	(24,342)	(28,450)
Segment profit (loss)
North American Tire	(5,912)	28,085
International Tire	3,415	6,114
Eliminations	(827)	(825)
Unallocated corporate charges and eliminations	(1,015)	(2,957)

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CONSOLIDATED BALANCE SHEETS
	March 31
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$193,814	$262,443
Accounts receivable	436,872	444,383
Inventories	407,594	371,462
Other current assets	13,407	130,455
Deferred income taxes	23,826	—

Total current assets	1,075,513	1,208,743
Property, plant and equipment	960,878	997,354
Goodwill	60,262	24,439
Restricted cash	12,464	7,579
Intangibles and other assets	357,006	98,548

	$2,466,123	$2,336,663

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$38,556	$148,035
Payable to non-controlling owner	64,239	22,906
Trade payables and accrued liabilities	430,020	399,108
Income taxes	—	8,831
Liabilities of discontinued operations	4,660	1,251

Total current liabilities	537,475	580,131
Long-term debt	502,619	523,146
Postretirement benefits other than pensions	183,970	261,337
Other long-term liabilities	226,898	224,416
Long-term liabilities of discontinued operations	12,810	9,281
Deferred income taxes	19,859	—
Minority interests	53,914	73,587
Stockholders’ equity	928,578	664,765

	$2,466,123	$2,336,663

* Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments.
Certain amounts for the prior year have been reclassified to conform to 2007 presentations.